Marathon Petroleum Comments on Speedway Sale Closing

FINDLAY, Ohio, May 14, 2021 – Marathon Petroleum Corp. (NYSE: MPC) today provided additional comments regarding the closing of its $21 billion sale of Speedway to 7-Eleven, Inc., a wholly owned, indirect subsidiary of Seven & i Holdings Co., Ltd (3382: Toyko). The parties closed the transaction after all conditions to close were fully satisfied. MPC is in receipt of the $21 billion sale proceeds, and Speedway and its assets are owned by 7-Eleven.

Throughout its thorough evaluation of the transaction, Marathon Petroleum and 7-Eleven worked very cooperatively over many months with the U.S. Federal Trade Commission (FTC) and its staff and will continue to do so going forward. The relevant conditions to close the transaction were satisfied with the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act (HSR Act) and the expiration of the parties’ timing agreement with FTC staff, which had been extended multiple times. That timing agreement elapsed overnight, with the FTC electing to take no action on the transaction. Upon satisfaction of all conditions to close, the parties finalized the transaction this morning.

In the hours after the closing, two sets of FTC Commissioners elected to issue separate statements both stating publicly that the FTC had indeed taken no action on the transaction during the HSR Act waiting period. MPC supports 7-Eleven’s position, released earlier today, that the companies were legally allowed to close the Speedway transaction today and statements or implications to the contrary are false.

MPC is pleased to have closed the transaction, is in receipt of the $21 billion sale consideration and remains committed to the capital return plans announced earlier today.

Additional Information Regarding the Tender Offer

The tender offer referenced in MPC’s announcement this morning has not yet commenced. This press release is for informational purposes only. This press release is not a recommendation to buy or sell MPC common stock or any other securities, and it is neither an offer to purchase nor a solicitation of an offer to sell MPC common stock or any other securities. The tender offer has not yet commenced, and there can be no assurances that MPC will commence the tender offer on the terms described in this news release or at all. On the commencement date of the tender offer, MPC will file a tender offer statement on Schedule TO, including an offer to purchase, letter of transmittal and related materials, with the United States Securities and Exchange Commission (the "SEC"). The tender offer will only be made pursuant to the offer to purchase, letter of transmittal and related materials filed as a part of the Schedule TO. When available shareholders should read carefully the offer to purchase, letter of transmittal and related materials because they contain important information, including the various terms of, and conditions to, the tender offer. Once the offer is commenced, shareholders will be able to obtain copies of the tender offer statement on Schedule TO, the offer to purchase, letter of transmittal and other documents that MPC will be filing with the SEC at the SEC's website at www.sec.gov, from MPC’s website at www.marathonpetroleum.com or from the information agent in connection with the tender offer.

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About Marathon Petroleum Corporation
Marathon Petroleum Corporation (MPC) is a leading, integrated, downstream energy company headquartered in Findlay, Ohio. The company operates the nation’s largest refining system. MPC’s marketing system includes branded locations across the United States, including Marathon brand retail outlets. MPC also owns the general partner and majority limited partner interest in MPLX LP, a midstream company that owns and operates gathering, processing, and fractionation assets, as well as crude oil and light product transportation and logistics infrastructure. More information is available at www.marathonpetroleum.com.

Investor Relations Contacts: (419) 421-2071
Kristina Kazarian, Vice President, Investor Relations
Brian Worthington, Manager, Investor Relations
Kenan Kinsey, Analyst, Investor Relations

Media Contact: (419) 421-3312
Jamal Kheiry, Manager, Communications

Forward-looking statements
All statements in this release, other than statements of historical fact, are forward-looking statements within the meaning of the U.S. federal securities laws. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms "anticipate", "believe", "could", "estimate", "expect", "forecast", "intend", "may", "plan", "project", "should" or "will" or, in each case, their negative, or other variations or comparable terminology. MPC cautions that these statements are based on management's current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of MPC, that could cause actual results and events to differ materially from the statements made herein. For a more detailed discussion of the risks that could affect MPC’s operating results, see MPC’s filings with the SEC, including MPC's annual report on Form 10-K and quarterly report on Form 10-Q. Copies of MPC's Form 10-K, Forms 10-Q and other SEC filings are available on the SEC’s website, MPC's website at https://www.marathonpetroleum.com/Investors/ or by contacting MPC's Investor Relations office. MPC's actual results could differ materially from those contained in the forward-looking statements, including with respect to MPC’s ability to realize the use of proceeds from the sale of Speedway in accordance with its plans, the commencement of the announced tender offer, the price and amount of any securities purchased pursuant to the tender offer and MPC’s ability to execute on its capital return and debt reduction strategies, including within the anticipated timeframe. Any forward-looking statements speak only as of the date of the applicable communication and MPC undertakes no obligation to update any forward-looking statements except to the extent required by applicable law.

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